Exhibit 99.1

PRESS RELEASE

Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE TO PRESENT AT THE 30th ANNUAL

JP MORGAN HEALTHCARE CONFERENCE

-Company reiterates full year 2011 Revenue and Pro Forma EPS guidance-

Princeton, New Jersey, January 9, 2012 — Covance Inc. (NYSE: CVD) today announced that its Chairman and CEO, Joe Herring, will present at the 30th Annual J.P. Morgan Healthcare Conference on Wednesday, January 11, 2012 at 12:30 p.m. ET. Investors may access a live webcast of the presentation at www.covance.com. In order to register and download any necessary software, please log on 10 minutes early.

During Mr. Herring’s presentation, he will reiterate the Company’s previously announced full-year 2011 guidance of high single-digit revenue growth and pro forma earnings of approximately $2.70 per diluted share. While the fourth quarter financial results are still subject to review, the company expects Late-Stage Development segment to have outperformed fourth quarter expectations (primarily led by central laboratories) and the Early Development segment to have underperformed expectations (primarily due to lower demand in research products and European toxicology).

The Company expects to announce its financial guidance for 2012 in conjunction with the release of its full-year 2011 results on January 25, 2012 after market close. Financial guidance for 2012 will reflect December 30, 2011 exchange rates, incremental investment in IT infrastructure and systems, and an increase in its commercial footprint.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $2 billion, global operations in more than 30 countries, and more than 11,000 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss or delay of large studies, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, testing mix and geographic mix of kit receipts in central laboratories,  fluctuations in currency exchange rates, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.